Exhibit 99.1

Media Contacts:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

Alexa Auerbach, +1 312-696-6481 or alexa.auerbach@morningstar.com

Sheryl Rowling, +1 619-294-4879 ext. 202 or sheryl@trxpert.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. to Acquire tRx Investment Portfolio Rebalancing Platform for Advisors

CHICAGO, Oct. 8, 2015—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has entered into a definitive agreement to acquire Total Rebalance Expert (tRx), an automated, tax-efficient investment portfolio rebalancing platform for financial advisors, from FNA, LLC. Morningstar expects to complete the transaction in November 2015. Terms were not disclosed.

Sheryl Rowling, CEO of FNA and principal of independent advisory firm Rowling & Associates, created tRx in 2008 when she couldn’t find an affordable, tax-efficient, easy-to-use rebalancing system for her own practice. Today, more than 500 financial advisors from 175 firms rely on tRx to rebalance more than $20 billion in client assets. tRx streamlines the rebalancing process for advisors and automates the complexities involved in rebalancing and managing portfolios. Advisors can use the software to more easily minimize taxes, harvest losses, and rebalance at the account or household level. They can also use the tool to show clients, in dollars and cents, how much they saved them in taxes.

Tricia Rothschild, head of global advisor solutions for Morningstar, said, “For 25 years, Morningstar has worked alongside independent advisors to help them build portfolios for investors and bring efficiency to their practices. We’re excited to acquire tRx because it adds a key capability—tax-aware rebalancing—to our suite of offerings. Advisors choose Morningstar because we support virtually all of the jobs they do, including client acquisition and profiling, building and analyzing portfolios across all of their clients’ assets through our ByAllAccounts aggregation service, and communicating performance. With tRx, we’ll integrate an increasingly important part of the advisor workflow: seamless and automated portfolio rebalancing.”

In June 2015, Morningstar announced it was integrating the tRx rebalancing capabilities into Morningstar OfficeSM, the company’s practice and portfolio management system used by more than 4,000 independent financial advisors.

“As we began to work together, both firms liked what we saw and realized that it made sense for Morningstar to acquire tRx,” Rowling said. “Morningstar has the resources to take tRx to the next level by combining it with the company’s proprietary research and data. Today, with tRx, advisors can implement trading decisions informed by taxes and fees. In the future, Morningstar plans to add other important metrics, such as its investment valuation, risk factors, and real-time pricing, to the rebalancing capability.”

Rowling will continue to run her advisor practice and work for Morningstar on a part-time basis. Morningstar plans to incorporate the tRx capability into its advisor offerings and will also continue to offer it as a standalone platform.

More than half of U.S. financial advisors and the 25 largest U.S. broker-dealers have access to Morningstar’s software, data, and research. The company has three primary research and practice management platforms for advisors: Morningstar® Advisor WorkstationSM, Morningstar OfficeSM, and Morningstar DirectSM. In 2014, Morningstar acquired ByAllAccounts, an account aggregation provider that helps advisors deliver more complete advice to their clients. Morningstar also offers outsourced investment management services through Morningstar Investment Services, Inc.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on more than 500,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 16 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $180 billion in assets under advisement and management as of June 30, 2015. The company has operations in 27 countries.

About FNA, LLC

FNA, LLC is the provider of the Total Rebalance Expert (tRx) advisor software. tRx provides financial professionals with a tax-efficient and robust online software solution that offers advanced functionality to streamline the rebalancing process. Designed by an industry-leading CPA advisor, tRx automates the complexities involved in rebalancing portfolios, enabling advisors to save time, eliminate errors, and free them up to grow their firms and better serve their clients. FNA is based in San Diego, California with an office in Portland, Oregon. http://www.trxpert.com

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; a prolonged outage of our database and network facilities; any failures or disruptions in our electronic delivery systems and the Internet; liability and/or damage to our reputation as a result of some of our pending litigation; liability related to the storage of personal information about our users; general industry conditions and competition, including current global financial uncertainty, trends in the mutual fund industry, and continued growth in passively managed investment vehicles; the impact of market volatility on revenue from asset-based fees; failing to maintain and protect our brand, independence, and reputation; changes in laws applicable to our investment advisory or credit rating operations, compliance failures, or regulatory action; and challenges faced by our non-U.S. operations, including the concentration of development work at our offshore facilities in China and India. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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